EXHIBIT 99.1
News Release
Contacts:	Media -	Barry L. Racey, Director, Government and Public Relations (513) 425-2749
	Investors -	Albert E. Ferrara, Jr., Senior Vice President, Corporate Strategy and Investor Relations (513) 425-2888

UAW Members Ratify Early Labor Agreement For AK Steel's Butler Works

WEST CHESTER, OH, July 18, 2012 - AK Steel Corporation (NYSE: AKS) said today that members of the United Auto Workers (UAW) Local 3303 have ratified a new four-year labor agreement covering about 1,250 hourly production and maintenance employees at the company's Butler (PA) Works. AK Steel said that UAW officials notified the company that the new contract was ratified in voting held on July 17, 2012.
“We are pleased to have reached a new labor agreement at our Butler Works well ahead of the expiration date,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “The new agreement continues to provide a competitive and flexible labor contract for AK Steel and our Butler Works employees.”
The current agreement expires on September 30, 2012. The new agreement takes effect October 1, 2012 and expires on October 1, 2016.

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company's web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, owns or leases metallurgical coal reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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